Exhibit 10.9
Plan Document
and
Summary Plan Description
of the
Kennametal Inc.
Supplemental Executive Retirement Plan
As Amended Effective December 30, 2008

KENNAMETAL INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Section 1. Purpose and Effective Date.
1.1	The purpose of this Supplemental Executive Retirement Plan is to ensure the payment of a competitive level of retirement income, in order to attract, retain, and motivate selected executives. The Plan is also intended to provide eligible executives with a retirement benefit that cannot be paid from the Company’s qualified Retirement Income Plan, due to various limitations of the United States Internal Revenue Code.

1.2	This Plan was previously amended and adopted, effective April 21, 1995; amended and adopted, effective July 26, 1999; amended and adopted, effective January 1, 2004; amended and adopted July 25, 2005, amended and adopted July 31, 2006 and was most recently amended and adopted, effective as of December 30, 2008. It is effective for each participant on the date he or she is designated as a Participant.

1.3	The terms of this Plan are applicable only to eligible executives who are employed by the Company on or after April 21, 1995. Any executive who retired or otherwise terminated employment prior to such date, shall not be eligible to be designated a Participant under this Plan unless he or she returns to service with the Company on or after April 21, 1995.

1.4	Notwithstanding the foregoing, in connection with the amendment of this Plan adopted effective July 31, 2006, the Company has provided for the closing of the class of officers and key executive employees who will be eligible to receive benefits under this Plan. (In connection with the adoption of such amendment, the Company has adopted a separate “Kennametal Inc. 2006 Executive Retirement Plan” to provide nonqualified retirement benefits for designated officers who are not eligible to participate in this Plan.)

1.5	The Plan is intended to comply with the provisions of Section 409A of the Code, and the regulations and other binding guidance promulgated thereunder (“Section 409A”); provided, however, that the Plan shall be operated and administered in a manner to ensure that Grandfathered Benefits (as defined in Section 9.10) remain exempt from Section 409A.
Section II. Definitions.
2.1	Board of Directors means the Directors of the Company.

2.2	Bonus Award means the annual cash award, if any, received by a Participant under the provisions of the Kennametal Inc. Management Performance Bonus Plan of any given fiscal year. Only an award generated by successful attainment of the Bonus Plan’s business objectives shall be considered a “Bonus Award” for the purposes of this Plan, provided that a Bonus Plan award of $0.00 to the Participant for a given fiscal year shall be taken into account for purposes of this Plan. No other kind of bonus award or grant will qualify as a “Bonus Award” for purposes of this Plan.

2.3	Cause means that the Participant:
(a) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of services for the Company
(b) shall not make his or her services available to the Company on a full time basis for any reason other than arising from Disability or from the Participant’s incapacity due to physical or mental illness or injury which does not constitute Disability and other than by reason of the fact that the Participant’s employment has been terminated by the Company prior to a Change in Control and other than for Cause; or
(c) during the period of Participant’s employment by the Company, shall, in any geographic area in which the Company is offering its services and products, without the prior written consent of the Company:
(1) directly or indirectly engage in, or
(2) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of the Company or any subsidiary or affiliate thereof in which the Participant is or was engaged; provided, however, that the foregoing provisions of this definition are not intended to include (or classify as “Cause”) the Participant’s purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
The Committee shall determine whether or not Cause exists for termination of Participant’s employment unless the Participant has a written employment agreement with the Company, in which case the determination shall be made in the manner provided under the Participant’s said employment agreement.
2.4	Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (“1934 Act”), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (ii) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons, or corporation; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities.
2.5	Code means the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to a Code Section shall be deemed to refer to any successor provision of the Code, as appropriate.

2.6	Committee means Compensation Committee of the Board, or such other committee designated by the Board to discharge the duties of the Committee hereunder.

2.7	Company means Kennametal Inc., a Pennsylvania corporation, or any successor bound by this Plan pursuant to Section 8.5.

2.8	Disability means such incapacity due to physical or mental illness or injury, as causes the Participant to be absent from his principal office at the Company’s offices for the entire portion of 180 consecutive business days.

2.9	Employee means an employee of the Employer.

2.10	Employer means the Company and any subsidiary or affiliate of the Company whose employees participate in the Plan.

2.11	Final Base Salary means the Participant’s monthly base salary rate, before any pre-tax reductions pursuant to the Participant’s elections under IRC § § 125 or 402(e)(3), for the calendar month in which Participant’s Termination of Employment occurs, without regard to any limitations on compensation under the Code, including those under IRC § 401(a)(17).

2.12	IRC means the Code.

2.13	Participant means any Employee of an Employer who is entitled to participate in the Plan in accordance with Section III. Where the context so indicates, “Participant” shall also include a retired or deceased Participant with respect to whom a SERP Benefit is payable.

2.14	Plan means the Company’s Supplemental Executive Retirement Plan (SERP), as set forth herein and as amended and restated from time to time.

2.15	Primary Social Security Benefit means the monthly benefit, as provided by the Federal Social Security Act, to which the Participant would be entitled at age 65, based upon the assumption that such Participant will continue to receive until reaching age 65 monthly earnings at the same rate as he or she received such monthly earnings at the time of retirement, termination of employment or death. (Note: This definition is identical to that used under the Retirement Income Plan.)

2.16	Retirement Income Plan means the funded, tax-qualified Kennametal Inc. Retirement Income Plan, as it may be amended and restated, from time to time.

2.17	Retirement Income Plan Benefit means either (a) the monthly benefit that would be payable as a single life annuity under the Retirement Income Plan commencing upon a retirement at age 65, based on credited service and average earnings as of the Participant’s termination of service, calculated pursuant to the terms and provisions of the Retirement Income Plan as such terms and provisions literally apply to the Participant because the Participant is an active participant (accruing additional benefits) in the Retirement Income Plan up to his or her termination of service and will in fact be eligible to receive benefits reflecting credited service and average earnings determined to his or her termination of service; or (b) but for the amendment to the Retirement Income Plan effective December 31, 2003 that excluded such Participant from further active participation in such plan after such date, or in the case of a Participant first hired after December 31, 2003, excluded such Participant from any active participation in such plan, the monthly benefit that would be payable as a single life annuity under the Retirement Income Plan commencing upon a retirement at age 65, based on credited service and average earnings as of the Participant’s termination of service calculated pursuant to the terms and provisions of the Retirement Income Plan (other than vesting provisions) as such terms and provisions theoretically would have applied to the Participant if the Participant had not been excluded from active participation, or from further active participation, in the plan, but had instead been an active participant (accruing benefits) in the Retirement Income Plan up to his or her termination of service, based on his or her credited service and average earnings to such termination of service. That is, the Retirement Income Plan Benefit determined hereunder is either (a) the actual benefit that a Participant is eligible to receive under such plan because he or she is active participant in the Retirement Income Plan at termination of service, or (b) the theoretical benefit the Participant would have been eligible to receive had he or she been eligible to be an active participant in the Retirement Income Plan up to termination of service (determined without regard to the vesting provisions of the Retirement Income Plan).

2.18	SERP Benefit means the benefit, calculated pursuant to Section V and Appendix A, that is payable to a Participant under the Plan who has attained a 100% vested percentage pursuant to Section IV.

2.19	Surviving Spouse means the individual to whom the Participant is legally married at the time of his or her death.

2.20	Vested SERP Benefit means the percentage of the Participant’s SERP Benefit determined pursuant to Section IV.

2.21	Target Retirement Income means the monthly amount determined as the “applicable percentage” of the total of (a) the Participant’s Final Base Salary plus (b) 1/36th of the sum of the Participant’s last three Bonus Awards. For this purpose, the applicable percentage is 60% at 30 Years of Service, plus or minus 1% for each Year of Service greater than or less than thirty.

2.22	Year of Service means each full twelve-month period beyond Employee’s most recent hire date, as determined pursuant to the Company’s regular personnel records and policies. (Note: This definition is not intended to be coextensive with the definition of “Credited Service” as used in the Retirement Income Plan.) Notwithstanding the foregoing, any service credit imputed to an Employee specifically for purposes of this Plan, pursuant to the specific terms of such Employee’s written employment agreement, shall be taken into account in determining such Employee’s Years of Service under this Plan.
Section III. Eligibility.
3.1	Each officer or key executive Employee of the Company approved by the Committee, in its sole and complete discretion, shall be eligible to participate in the Plan.

3.2	Any officer or key executive who becomes a Participant shall continue to be a Participant until his or her termination of employment, or until a date prior to such time, as determined by the Committee, in its sole discretion.

3.3	Notwithstanding the foregoing, in connection with the amendment of this Plan adopted effective July 31, 2006, the Company has provided for the closing of the class of officers and key executive employees who will be eligible to receive benefits under this Plan. In connection with the adoption of the July 2006 amendment to this Plan, the Company has adopted a separate “Kennametal Inc. 2006 Executive Retirement Plan” to provide nonqualified retirement benefits for designated officers who are not eligible to participate in this Plan. Accordingly:
(a) No officer or key employee hired by the Company from and after July 31, 2006 shall be eligible to be designated as a Participant in this Plan.
(b) Any Participant in this Plan as of July 31, 2006 who shall have attained the age of at least 56 years no later than December 31, 2006, shall remain a Participant in this Plan and shall not be eligible to be approved by the Committee to become a participant in the Kennametal Inc. 2006 Executive Retirement Plan.
(c) Any Participant in this Plan as of July 31, 2006 who shall not have attained the age of at least 56 years no later than December 31, 2006, will be provided the option irrevocably to elect either

     (1) to become a participant in the Kennametal Inc. 2006 Executive Retirement Plan with respect to all of his or her prior service from and after the date he or she became a Participant in this Plan pursuant to the Committee’s approval (but excluding service prior to the commencement of participation in this Plan even though such pre-participation service is recognized for purposes of calculating Target Retirement Income under Section 2.22 of this Plan) to July 31, 2006, plus his or her future service as an officer of the Company, as such prior and future service is credited under the terms of the Kennametal Inc. 2006 Executive Retirement Plan; and, in such case, to receive no benefits whatsoever pursuant to the terms of this Plan; or
     (2) to receive his or benefits as accrued to July 31, 2006 under the terms of (and subject to all other applicable provisions of) this Plan but “frozen” as of that date, with no further accrual of benefits under this Plan after July 31, 2006; and, in such case, to be irrevocably ineligible for participation in the Kennametal Inc. 2006 Executive Retirement Plan.
Section IV. Vesting.
4.1	A Participant shall become vested in the SERP Benefit, determined under the provisions of Section V, only in accordance with the following vesting schedule:

Age of Participant at
Termination of	Cumulative Vested
Employment	SERP Benefit
Less than age 56	0%
56	20%
57	40%
58	60%
59	80%
60 or older	100%
Notwithstanding the foregoing, a Participant whose employment is involuntarily terminated with Cause shall forfeit any entitlement to a benefit under the Plan.
4.2	Notwithstanding the percentage vesting schedule in Section 4.1, the SERP Benefit (determined under the provisions of Section V) of each Participant who is an Employee at the time of a Change in Control of the Company, shall become 100% vested.
Section V. Amount of Benefit
5.1	The amount of each Participant’s SERP Benefit shall initially be calculated as the excess of the Target Retirement Income over the sum of (a) the Participant’s Retirement Income Plan Benefit plus (b) the Participant’s Primary Social Security Benefit.

5.2	The Target Retirement Income, the Retirement Income Plan Benefit, and the Social Security Benefit, shall be calculated according to the methodology described in Appendix A.

5.3	The Committee shall cause the formula calculation described in Section 5.1 to be done annually, or as otherwise required, for each Participant. The Committee shall then be advised of the SERP Benefit amount for each Participant, and shall direct that an official list of Participants and their accrued SERP Benefit be prepared, which shall govern the payment of a benefit under the Plan, pursuant to Section VI (but subject to Section IV), until the next annual review and redetermination of a SERP Benefit amount.
Section VI. Payment of Benefit.
6.1	Payment of the Participant’s Vested SERP Benefit, if any, shall commence on the first day of the seventh month following the month in which the Participant’s employment with the Company terminates voluntarily or involuntarily (except for Cause).

A Participant’s Vested SERP Benefit shall be paid in equal monthly installments, in the form of a single life annuity with no death or other survivor benefit other than those described in Section VII. However, the first monthly payment to the Participant shall equal the sum of seven monthly payments (to account for the six month delay in commencement of payments required under IRC § 409A(a)(1)(B)(i)). Each monthly installment is to be paid on the first day of the month.
Section VII. Surviving Spouse and other Death Benefit.
7.1	In the event of the death of a Participant prior to the commencement of payment of a Plan benefit to the Participant, an amount equal to 50% of the amount of the benefit calculated in accordance with the vesting provisions of Section IV and the amount of the benefit of Section V which would otherwise have been payable to the Participant, will instead be payable to the Participant’s Surviving Spouse. Payments to such Surviving Spouse shall be made from the month following the month in which the death of the Participant occurred until the death of the Surviving Spouse. Each monthly installment is to be paid on the first day of the month. However, in the event the Participant’s death occurs after termination of employment as described in Section 6.1, the first monthly payment to the Surviving Spouse shall include an additional amount equal to the sum of the monthly payments that would have been made to the Participant prior to his or her death had monthly payments commenced on the first of the month following the Participant’s termination of employment as described in Section 6.1. For example, if a Participant terminated employment, as described in Section 6.1, on December 15 and then died on the following April 15, survived by a Surviving Spouse, the first payment to the Surviving Spouse shall include the sum of four monthly payments that would have been paid to the Participant in January, February and March and April (but for the six-month delay in commencement of payments) as well as the 50% Surviving Spouse benefit described in this Section VII.

7.2	In the event of the death of a Participant after the commencement of payment of a Plan benefit to the Participant, an amount equal to 50% of the amount of the Plan benefit then being paid to the Participant will instead be payable to the Participant’s Surviving Spouse. Payments to such Surviving Spouse shall be made from the month following the month in which the death of the Participant occurred, until the death of the Surviving Spouse. Each monthly installment is to be paid on the first day of the month.

7.3	If the Surviving Spouse is five (5) or more years younger than the Participant, the monthly payment to the Surviving Spouse pursuant to paragraphs 7.1 and 7.2 shall be actuarially adjusted, so that it has the same present actuarial value as the full 50% payment to a hypothetical Surviving Spouse who is less than five (5) years younger than the Participant. For this purpose, the Committee shall use a life expectancy factor derived from the definition of “Actuarial Equivalent” under the Retirement Income Plan as in effect as of the date of the calculation. Effective as of January 1, 2004, the basis of Actuarial Equivalence under the Retirement Income Plan is the 1983 Group Annuity Mortality Table for Males, using 0% interest with the Surviving Spouse’s age set back four years. The life expectancy factors derived therefrom are set forth in Appendix B of the Plan. The foregoing actuarial adjustment shall be effected by dividing the life expectancy factor for the hypothetical Surviving Spouse by the life expectancy for the Surviving Spouse (calculated to four decimals). The quotient obtained shall be multiplied by the Surviving Spouse’s 50% benefit pursuant to paragraphs 7.1 and 7.2. An example of the method of actuarial adjustment is shown in Appendix C of the Plan.

7.4	In the event that the Participant shall have been entitled to payments under Section 6 of the Plan, and/ or his or her Surviving Spouse (if any) shall have been entitled to payments under Section 7 of the Plan, and, in either case, upon the death of last to die of the Participant and Surviving Spouse (if any), the aggregate amount of the cumulative payments of the SERP Benefit shall have been less than $50,000, the Company shall pay a lump sum amount, equal to $50,000 less the aggregate amount of the cumulative payments of the SERP Benefit already made, to the person(s) determined below in the following order of preference: (1) to the person designated by the Participant in a written notice filed with the Committee, or, if the Participant has no such notice on file, or the person(s) designated in such notice do(es) not exist at the relevant time, then (2) to the executor or administrator of the Participant’s estate. Said payment will be made within 60 days of the date of death.
Section VIII. Claims Procedures
8.1	Claims for Benefits. The Committee shall determine the rights of any Participant to any benefits hereunder. Any Participant who believes that he or she has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
• the specific reasons for the denial;
• specific reference to pertinent Plan provisions on which the denial is based;
• a description of any additional material or information necessary for the claimant to perfect the claim;
• an explanation of why such material or information is necessary; and
• an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
8.2	Appeal Provisions. A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under ERISA § 502(a). If such an appeal is so filed within such 60-day period, the Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

The Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

8.3	Further Proceedings. If a Participant’s claim for benefits is denied in whole or in part, such Participant may file suit only in a state court located in Westmoreland County, Pennsylvania or federal court located in Allegheny County, Pennsylvania. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such judicial or administrative proceeding must be filed within six months after the Plan Administrator’s final decision.
Section IX. Miscellaneous Provisions.
9.1	Administration.
(a) The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, to make factual determinations (including determinations as to the designation of beneficiaries), and to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan, and to appoint delegates to carry out ministerial administrative matters under the Plan. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(b) To the extent benefits under this Plan are not Grandfathered Benefits (as defined in section 9.10), the provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with IRC § 409A and the regulations issued thereunder (or such provision shall be disregarded to the extent that it cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A. For purposes of Section 409A and the Plan, a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year (or, if later, by the 15th day of the third calendar month following the scheduled payment date). A Participant shall have no right to designate the date of any payment under the Plan. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Retirement Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
9.2	No Guaranty of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company, subject to discharge at any time, with or without Cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Except as otherwise specifically provided herein, nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s compensation structure whether now or hereinafter existing.
9.3	Non-Competition. Receipt of the SERP Benefit is expressly conditioned upon the non-competition of the retired Participant with the Company, for so long as any payments are being made hereunder. Accordingly, unless the Participant first secures the written consent of the Board of Directors or the Committee, he shall not directly or indirectly, as an officer, director, employee, consultant, agent, partner, joint venturer, proprietor, or other, engage in or assist any business which is or may become in direct or indirect competition with the Company or any of its subsidiaries, other than as a mere investor holding not more than one percent of the equity interest of any such competing enterprise. In the event that the Committee makes a good-faith determination that a Participant receiving a SERP Benefit is or may be violating the non-competition provisions hereof, it shall immediately notify him or her of such finding in writing and afford him or her a reasonable opportunity (a period of not less than sixty days) to rebut such finding, or to desist from such competitive activity. In the event that the Committee believes that a violation of the non-competition provision continues uncorrected following the sixty-day period, it may then cease making SERP Benefit payments, and the retired Participant (and any Spouse or other beneficiary claiming through the Participant) shall forfeit any right to future payment of a SERP Benefit under the Plan.

9.4	Source of Benefit Payments. This Plan is intended to be an unfunded plan of deferred compensation for a select group of management or highly compensated individuals, and it is intended that a SERP Benefit payable hereunder will be paid from the general assets of the Company. However, in the event of a Change in Control, amounts payable to a Participant or the Surviving Spouse or estate, under Sections 6 and 7 of the Plan, may be provided for in accordance with an Executive Deferred Compensation Trust (a so-called “Rabbi” trust) between the Company and a trustee. Should such an Executive Deferred Compensation Trust be established, the Company shall inform the Participant of the identity of the trustee upon the Participant’s request.
9.5	Non-Assignment, Alienation. Nothing in this Plan gives a Participant or any person claiming payments for or through him or her, any right, title, or interest in any asset held in the Company, prior to the payment thereof, and that the right of a Participant to any payment hereunder is strictly contractual and unsecured. In addition, the benefit to be paid hereunder may not be voluntarily or involuntarily sold, transferred, assigned, alienated, or encumbered, and any such attempt shall be void.

9.6	Obligation of Successors. This Plan shall be binding upon the Company or any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all or substantially all of the business and/or assets of the Company, or to any assignee thereof. To the extent that the Company must take additional contractual or other steps to make the Plan an enforceable contractual obligation of a successor (e.g., a purchaser of assets), the Company shall take such steps. This Plan and all rights of the Participant hereunder shall inure to the benefit of and be enforceable by the Participant or the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
9.7	Amendment, Termination. This Plan may be amended or terminated at any time by action of the Board of Directors, provided that no such amendment or termination shall reduce or eliminate the right of a Participant to the payment of a Plan benefit earned prior to such amendment or termination. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary or advisable to conform the provisions of the Plan with IRC § 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.

9.8	Withholding. The Company may provide for the withholding, from any benefit payable under this Plan, all Federal, state, city, or other taxes as shall be appropriate pursuant to any law or governmental regulation or ruling, and may delay the payment of any benefit until the Participant or beneficiary provides payment to the Company of all applicable withholding taxes.

9.9	Miscellaneous. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not governed by federal law. Section headings are for convenience of reference only, and shall not affect the construction or interpretation of any of the provisions hereof.

9.10	Grandfathered Benefits. Notwithstanding any provision to the contrary contained herein and with respect to deferred compensation benefits that were earned and vested under this Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfathered Benefits”), such Grandfathered Benefits and the Plan shall be administered and interpreted in a manner intended to ensure that such Grandfathered Benefits remain exempt from Section 409A No amendments or other modifications shall be made to the Plan that would cause any such Grandfathered Benefits to become subject to Section 409A, and all amendments or modifications to the Plan shall be administered, interpreted and construed in a manner necessary to ensure that such Grandfathered Benefits remain exempt from Section 409A.
          This amendment and restatement of the Plan has been duly executed by the undersigned and is effective this 30th day of December, 2008.

Kennametal Inc.

By: Title:	/s/ David W. Greenfield Vice President, Secretary and General Counsel

APPENDIX A
♦	Calculation begins with current monthly base salary and years of service, up to the present date.

♦	Target Retirement Income equals a percent of (a) Final Base Salary plus (b) the monthly average (i.e., 1/36) of the sum of the last three Bonus Awards. The percentage is calculated as 60% for 30 years of service, plus or minus 1% for each year of service greater than or less than thirty. For example:

Years of	Retirement
Service	Target
Newly hired	30%
5	35%
10	40%
15	45%
20	50%
25	55%
30	60%
35	65%
40	70%
45	75%
♦	Calculate the Retirement Income Plan Benefit, based on current years of service and pensionable earnings, to date, and including current statutory limitations (IRC §§ 415 and 401(a)(17), and in a manner consistent with Treas. Reg. § 1.409A-2(a)(9) and Treas. Reg. § 1.409A-3(j)(5)), but not actuarially reduced for age less than 65. This calculation is made on the assumption (whether or not true) that the Participant is an active participant in the RIP and is currently eligible to accrue additional benefits thereunder. (Thus, the calculation is made even if the Participant is excluded from active participation under the terms of the RIP, as amended effective December 31, 2003.)

♦	Calculate the Primary Social Security Benefit, based on earnings to date and assuming that current level of earnings will continue through age 65.

♦	The SERP Benefit equals the Target Retirement Income (above) minus the sum of (a) the Retirement Income Plan Benefit plus (b) the Primary Social Security Benefit.

♦	The SERP Benefit is then adjusted, if applicable, under the vesting schedule in Section 4.1.

APPENDIX A
continued
♦	However, the minimum SERP Benefit is 10% of current Base Salary.

♦	If the prior Vested SERP benefit (as last calculated under the above described method and posted to the official list of Participants and their respective Vested SERP Benefits) is greater than the new Vested SERP Benefit, use the prior Vested SERP Benefit.

♦	Therefore, the Vested SERP Benefit is the greatest of:
•	Target Retirement Income minus sum of (a) Retirement Income Plan Benefit plus (b) the Primary Social Security Benefit, adjusted, if applicable, under the vesting schedule in Section 4.1.

•	10% of Current Base Salary, or

•	Prior Vested SERP Benefit.

APPENDIX B
LIFE EXPECTANCIES FROM THE 1983 GROUP ANNUITY TABLE FOR MALES
(Set back 4 years for Joint Annuitants)

Age	Joint Annuitant
20	61.8209
21	60.8413
22	59.8620
23	58.8830
24	57.9043
25	56.9259
26	55.9480
27	54.9706
28	53.9937
29	53.0174
30	52.0418
31	51.0670
32	50.0929
33	49.1198
34	48.1476
35	47.1765
36	46.2066
37	45.2380
38	44.2708
39	43.3052
40	42.3420
41	41.3799
42	40.4194
43	39.4609
44	38.5048
45	37.5519
46	36.6027
47	35.6578
48	34.7181
49	33.7843
50	32.8570
51	31.9371
52	31.0249
53	30.1209
54	29.2251
55	28.3377
56	27.4584
57	26.5870
58	25.7232
59	24.8665
60	24.0165
61	23.1729
62	22.3357
63	21.5052
64	20.6824
65	19.8686
66	19.0651
67	18.2736
68	17.4961
69	16.7345
70	15.9910
71	15.2675
72	14.5650
73	13.8838
74	13.2233
75	12.5823
76	11.9593
77	11.3534
78	10.7651
79	10.1954
80	9.6460
81	9.1190
82	8.6159
83	8.1375
84	7.6840
85	7.2554
86	6.8510
87	6.4698
88	6.1104
89	5.7710
90	5.4494
91	5.1452
92	4.8567
93	4.5831
94	4.3236
95	4.0780
96	3.8449
97	3.6221
98	3.4067
99	3.2050
100	3.0190
101	2.8379
102	2.6613
103	2.4889
104	2.3201
105	2.1539
106	1.9885
107	1.8203
108	1.6485
109	1.4741

APPENDIX C
Example:
A Participant receiving a SERP Benefit in the amount of $10,000 dies at age 74. His or her Surviving Spouse is age 65. The benefit payable to the Surviving Spouse would be calculated as follows.
1.	Life expectancy set forth on the Group Annuity Mortality Table of a hypothetical Surviving Spouse who is age 69 = 16.7345

2.	Life expectancy set forth on the Group Annuity Mortality Table of the Surviving Spouse who is age 65 = 19.8686

3.	Quotient obtained by dividing 1 above by 2 above (16.7345 ÷ 19.8686) = 0.8423

4.	Yearly benefit payable to Surviving Spouse = $10,000 x 50% x 0.8423 = $4,211.50

APPENDIX D
STATEMENT OF ERISA RIGHTS
     Each Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About the Plan and Benefits
     Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan.
     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.
Enforce Participant Rights
     If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.

APPENDIX D
continued
Assistance with Participant Questions
     If a Participant has any questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
SUMMARY INFORMATION
     Name of Plan: The name of the plan under which benefits are provided is the Kennametal Inc. Supplemental Executive Retirement Plan
     Plan Sponsor: The Sponsor of the Plan is:
Kennametal Inc.
1600 Technology Way
P. O. Box 231
Latrobe, PA 15650-0231
     Telephone: (724) 539-5000
     Plan Administrator: The Plan Administrator of the Plan is:
The Compensation Committee of the Board of Directors
Kennametal Inc.
1600 Technology Way
P. O. Box 231
Latrobe, PA 15650-0231
     Telephone: (724) 539-5000
     Employer Identification Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 25-0900168.
     Type of Plan: Nonqualified unfunded deferred compensation plan (“top hat”).

APPENDIX D
continued
     Type of Administration: The Plan is administered by the Plan Administrator without use of third party administrators or insurers.
     Funding: Benefits payable under the Plan are provided from the general assets of the Company.
     Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.
     Plan Year: The Plan’s fiscal records are kept on a June 30 fiscal year basis (July 1 to June 30).